Exhibit 99.1

Contact:
Crocker Coulson, President	Warren Wang, Chief Financial Officer
CCG Investor Relations	Zhongpin Inc.
646-213-1915	86-10-8286 1788
crocker.coulson@ccgir.com	ir@zhongpin.com
www.ccgirasia.com

For Immediate Release

Zhongpin, Inc. Announces Record Fourth Quarter and
Full Year 2008 Results

•    Full year 2008 revenue climbs 85% to $539.8 million
•    Full year 2008 non-GAAP net income grew 69% to $35.1 million, or $1.18 per fully-diluted share
•    Affirms guidance for full year 2009

Changge City, Henan Province, China – March 16, 2009 – Zhongpin Inc. (NASDAQ: HOGS), a leading meat and food processing company in the People’s Republic of China (“PRC”), today reported financial results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Highlights

•	Revenues increased 39% year-over-year to $139.8 million
•	Gross profit increased 48% to $17.7 million with gross margin of 12.6%
•	Excluding non-recurring and non-cash charges, non-GAAP net income grew 65% to $9.3 million, or $0.31 per fully-diluted share
•	Net income increased 9% to $5.5 million, or $0.18 per fully-diluted share
•	Added 66 new retail outlets, bringing the total number of retail outlets to 3,061
•	Commenced operations at new prepared meat facility in Changge City, bringing annual prepared meat products capacity to 54,000 metric tons
•	Terminated lease for the chilled and frozen pork facility in Hailun City, Heilongjiang Province and moved production to new leased pork production facility in Gongzhuling City, Jilin Providence.
•	Leased a new pork production facility in Shenzhou City, Hebei Province, adding chilled and frozen pork production capacity of approximately 26,000 metric tons annually

March 16, 2009	Zhongpin Inc. Reports Q4 and Full Year 2008 Results	page 2

Full Year 2008 Highlights

•	Revenues grew 85% year-over-year to a record $539.8 million
•	Gross profit increased 83% to $68.6 million with gross margin of 12.7%
•	Excluding non-recurring and non-cash charges, non-GAAP net income grew 69% to $35.1 million, or $1.18 per fully-diluted share
•	Net income grew 69% to a record $31.4 million, or $1.05 per fully-diluted share

“We are excited to report another year of record financial results that reflect our leading market position and increasing brand recognition as a high-quality provider of pork products in China. During the year, we successfully executed our capacity expansion strategy and added 126,000 metric tons of annual production capacity of chilled and frozen pork and more than doubled our annual production capacity of our high-margin processed meat products,” commented Mr. Xianfu Zhu, CEO of Zhongpin. “We have effectively expanded our presence in new markets through strategically identifying attractive locations for our new facilities. During the fourth quarter, we successfully ramped up capacity utilization at our new facilities in Luoyang city and Changge City, as we aggressively expanded our presence in our target markets.”

“In 2008, China’s hog industry experienced a high degree of volatility in terms of price and supply, with hog prices peaking early in the year and declining in the second half of the year as a result of the central government’s constructive policies to increase the hog supply. We expect the prices and supply of hogs to remain fairly stable in the first half of 2009.”

Fourth Quarter Results

Revenues for the fourth quarter of 2008 increased $139.8 million, up 39% from $100.6 million in the fourth quarter of 2007.  Zhongpin’s strong revenue growth during the fourth quarter was attributable to increase in sales volume driven by an increase in seasonal demand, increased production capacity resulting from the new facilities that were put into operation in 2008, expansion of the Company’s distribution channels, and increased marketing and promotion at efforts. For the quarter, revenue from chilled pork amounted to $76.3 million, or 55% of net sales during the quarter, up 45% from $52.7 million, or 52% of net sales a year ago. Revenue from frozen pork was $46.9 million, up 33% from $35.3 million in the fourth quarter of 2007. Prepared pork products increased 39% to $14.7 million from $10.6 million in the same period a year ago. Revenue from fruits and vegetables was $1.9 million, down 5% from the fourth quarter of 2007.

Revenue from Zhongpin’s retail channels, including showcase stores, network stores and supermarket counters, represented 43% of net sales.  Revenue from retail channels rose 49% to $60.8 million from $40.9 million in the fourth quarter of 2007.  During the quarter, Zhongpin added 66 new retail outlets, including nine new showcase stores, 17 additional “branded” retail stores and 40 new supermarket counters, for a total of 3,061 retail outlets.  Revenue from restaurants and non-commercial businesses was $36.1 million, up 12% from $32.3 million in the same period a year ago, representing 26% of net sales in the quarter. Food service distributors generated 31% of net sales and showed the largest increase in revenue growth year-over-year, up 70% to $42.7 million from $25.1 million in the fourth quarter of 2007.  Exports, which represented less than 1% of total revenues, declined 87% to $ 0.3 million from $2.3 million in the comparable period in 2007.

March 16, 2009	Zhongpin Inc. Reports Q4 and Full Year 2008 Results	page 3

Gross profit for the fourth quarter of 2008 was $17.7 million, up 48% from $11.9 million in the fourth quarter of 2007. Gross margin was 12.6% in the fourth quarter of 2008 compared to 11.8% in the fourth quarter of 2007. On a sequential basis, gross margin decreased 0.1 percentage points from 12.7% in the third quarter of 2008. The management believes that the slight fluctuation is within a reasonable range.

For the fourth quarter of 2008, general and administrative (“G&A”) expenses were $4.0 million, or 2.9% of total revenues, compared to $5.0 million, or 5.0% of total revenues, for the same quarter last year. G&A expense for the fourth quarter of 2008 increased primarily due to an increase in salary expenses, additional training expenses, an increase in advertising expenses as the Company advanced its brand-building efforts and an increase in expenses related to its exchange listing. These expenses were partially offset by the reduction in allowance for bad debt as one of the Company’s subsidiaries, Henan Zhongpin, revised its conservative bad debt allowance of 10% to a more reasonable 5% due to stable collections from this subsidiary. G&A expenses in the fourth quarter of 2007 included a non-cash compensation expense of $0.56 million in connection with the release from escrow to certain of the Company’s employees of shares of common stock that had been deposited into escrow by such employees in connection with the Company’s January 2006 private placement.

Selling expenses in the fourth quarter of 2008 were $2.6 million, or 1.8% of revenue, compared to $1.7 million, or 1.7% of revenue, in the fourth quarter of 2007.  The increase in selling expenses was primarily due to increase in transportation costs resulting from the growth in sales volume. Also contributing to the increase in selling expenses were higher salary expenses due to increased headcount in support of Zhongpin’s expansion.

Income from operations for the fourth quarter of 2008 was $8.3 million, up 35% as compared to $6.1 million for the fourth quarter of 2007. Operating margin for the quarter was 5.9%, compared to 6.1% for the fourth quarter of 2007. The slight decline in operating margin was primarily due to a non-cash impairment loss of $3.2 million during the fourth quarter associated with the impairment of assets related to the closure of the Company’s vegetable and fruit processing facility in Yanling City.

Provision for income taxes was $1.3 million in the fourth quarter of 2008, up 184% from $0.4 million in the same period a year ago.  The increase was primarily due to a non-recurring, non-cash income tax expenses of $0.6 million related to six individual shareholders donated $2.4 million payable to such shareholders plus $0.3 million imputed interest accrued from March 2006 to December 31, 2008. Accordingly, Zhongpin reclassified this amount due to shareholders into additional paid capital.  In accordance with Chinese tax law, the Company also recorded an income tax liability of $0.6 million at December 31, 2008. This donation transaction was deemed a non-cash transaction for cash flow purposes.

Excluding the $3.2 million impairment loss and the non-cash charges, non-GAAP net income for the quarter was $9.3 million, or $0.31 per fully-diluted share, up 65% from non-GAAP net income of $5.6 million, or $0.20 per fully-diluted share, for the same period a year ago.  Net income for the fourth quarter of 2008 was $5.5 million, or $0.18 per fully-diluted share, up 9% from net income of $5.0 million, or $0.18 per fully-diluted share, in the fourth quarter of 2007.

March 16, 2009	Zhongpin Inc. Reports Q4 and Full Year 2008 Results	page 4

Full Year 2008 Financial Results

Revenue for the full year 2008 increased by 85% to $539.8 million, from $291.4 million in 2007. Gross profit increased 83% in 2008 to $68.6 million from $37.5 million a year ago. Gross margin was 12.7% in 2008 compared to 12.9% in 2007.  Income from operations increased 68% to $36.8 million compared to $21.9 million in the same period a year ago.  Excluding the $3.2 million impairment loss and other non-cash charges, non-GAAP net income in 2008 was $35.1 million, or $1.18 per fully-diluted share, up 69% from non-GAAP net income of $20.8 million, or $0.90 per fully-diluted share, in 2007. Net income for full year 2008 was $31.4 million, or $1.05 per fully-diluted share, up 69% from net income of $18.5 million, or $0.80 per fully-diluted share, in 2007.

Financial Condition

As of December 31, 2008, Zhongpin had $41.9 million in cash and cash equivalents, $23.5 million in long-term debt, excluding the current portion, $139.0 million in total liabilities and working capital of $9.8 million. Shareholders’ equity stood at $190.9 million as of December 31, 2008, up 34% from $143.0 million at December 31, 2007. The Company generated net cash flow from operating activities of $61.0 million in 2008, compared to $0.5 million in 2007.

Subsequent Events

In January 2009, Zhongpin commenced production at its new chilled and frozen pork facility in Yongcheng City, which is on the main farm belt in eastern Henan Province. This new facility has a total annual production capacity of 80,000 metric tons, approximately 75% of which is dedicated to the production of chilled pork and 25% to the production of frozen pork. Zhongpin expects to quickly ramp up production at this facility to achieve an over 60% utilization rate by the second quarter of 2009.

In February 2009, Zhongpin’s Board of Directors approved a plan to close and dispose of the Company’s production facility in Yanling City, Henan Province. The Yanling facility was purchased in 2001 for the production of meat products. However, in recent years, Zhongpin built new state-of-the-art facilities as part of its aggressive capacity expansion strategy, which rendered the machinery at the Yanling facility outdated and obsolete. Beginning in 2007, Zhongpin’s management utilized the facility to produce fruits and vegetables. However, Zhongpin would be required to make significant capital investments at the Yanling facility in order to be in compliance with the recent restrictions imposed by China’s Environmental Protection Agency. In addition, the Company’s newly-built vegetable and fruit production facility in Changge City, which is only 31 miles away from the Yanling facility, is expected to come on line in March 2009, which will bring the total annual capacity to 30,000 metric tons and ensure that there is no disturbance in supply to the customers previously served by the Yanling facility.

March 16, 2009	Zhongpin Inc. Reports Q4 and Full Year 2008 Results	page 5

Business Outlook

Zhongpin recently completed the construction of its fruits and vegetables production line in Changge City, Henan Province, which is expected to commence operations in March of 2009. With the additional capacity from this new facility and further consolidation of existing capacity, Zhongpin’s annual fruit and vegetable capacity will increase 14% to 30,000 metric tons from the current 26,280 metric tons.

Zhongpin new pork production facility in Tianjin will commence construction in April 2009. The new facility will add 100,000 metric tons of chilled and frozen pork products annually and 36,000 metric tons of prepared meat products. The Tianjin facility will also include a new warehouse and distribution center, and a R&D center, which will improve Zhongpin’s product portfolio, support the Company’s cold chain logistics and effectively accommodate the newly-added production capacity by facilitating efficient distribution. The production lines for chilled and frozen pork products are expected to come on line at the end of the first quarter of 2010 and will achieve their target utilization rate at the end of the third quarter of 2010. The prepared meat production line and the new warehouse and distribution center are expected to come on line by the end of the second quarter of 2010 and to achieve their target unitization rate at the end of the fourth quarter of 2010. The Tianjin City facility will facilitate Zhongpin’s penetration into Northern China, which is one of the Company’s primary target markets.

Zhongpin will begin construction of its new prepared meat facility in Changge City, Henan Province in April 2009. Management expects that this new facility will add annual prepared meat production capacity of 36,000 metric tons by the end of the fourth quarter of 2009. The new facility is expected to achieve its target unitization rate by the end of the second quarter of 2010. The facility will effectively utilize Zhongpin’s advanced R&D capabilities at its headquarters and produce quick-freeze sausages and other prepared meat products catering to varying consumer tastes.

Capital expenditures for the next twelve months are expected to be $78.3 million, including the construction of the Company’s new pork production facility in Tianjin City and prepared meat facility in Changge City and the acquisition of land use rights for the new facility in Tianjin which is expected to cost approximately $10 million. Zhongpin believes its financial position is strong as its business generates significant cash flow from operations, and the Company has an adequate cash balance and readily available lines of credit.

Zhongpin reaffirms its full year 2009 guidance for revenues to be in the range of $780 million to $810 million with a gross margin of approximately 12%, its net profit margin of at least 6.0% and its fully-diluted earnings per share to be in the range of $1.50 to $1.63, assuming a fully-diluted share count of 30.7 million shares outstanding.  This guidance excludes the impact of any future acquisitions.

“We believe China’s pork industry will continue to experience robust growth as the Chinese government is encouraging the modernization of the meat processing industry, improving the hygiene and quality standards, and supporting the transition from traditional wet markets to modern dry markets.  Despite the temporary slight decline in pork consumption due to the impact of the worldwide economic slowdown on the Chinese economy, we believe the market fundamentals of the Chinese pork industry continue to remain strong. The Chinese government’s RMB 4 trillion economic stimulus package is expected to improve the overall health of the rural economy, which should open additional market opportunities for Zhongpin by fostering the development of value-added agricultural products, modernizing the agricultural industry and increasing the living standards of farmers,” said Mr. Zhu, the Company’s CEO.

March 16, 2009	Zhongpin Inc. Reports Q4 and Full Year 2008 Results	page 6

“Our growth strategy for 2009 will focus on revenue growth by targeting Northern, Eastern, Southern and Central China, as well as the markets surrounding our strategically-located facilities, increasing our market penetration, expanding our network of retail outlets and continuing to utilize our R&D capabilities to provide healthy and nutritious products tailored to the tastes of our customers. We plan to build regional chilled pork processing centers and further develop our cold chain logistics system to raise our service standards and increase our market share. These actions should also promote awareness of our brand and of our Company as one of the leading high-quality pork suppliers in China.”

Use of Non-GAAP Financial Measures

To supplement Zhongpin's condensed consolidated financial statements presented on a GAAP basis, Zhongpin is providing certain income statement information that is not calculated according to GAAP. Zhongpin believes that its non-GAAP disclosures are useful in evaluating its operating results as this information supplies the user with another view of the matching of costs and expenses. A reconciliation of the adjustments to GAAP results for the three and 12 month periods ended December 31, 2008 and December 31, 2007 is included below. The non-GAAP information presented is supplemental and is not purported to be a substitute for information prepared in accordance with GAAP.

Conference Call Information

Management will conduct a conference call at 8:00 a.m., New York City Time, on Tuesday, March 17, 2009 to discuss its 2008 fourth quarter and year end results.  Hosting the call will be Mr. Crocker Coulson, President of CCG Investor Relations, joined by Mr. Xianfu Zhu, Chairman and Chief Executive Officer, Mr. Baoke Ben, Board Director and Executive Vice President, and Mr. Warren Wang, Vice President and Chief Financial Officer of Zhongpin. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-688-0796. International callers should dial 617-614-4070. The pass code for the call is 31820886.  If you are unable to participate in the call at this time, a replay will be available on Tuesday, March 17, 2009 at 10:00 a.m., New York City Time through Tuesday, March 31, 2009.  To access the replay, dial 888-286-8010. International callers should dial 617-801-6888. The conference pass code is 77937182.  The conference will be broadcast live over the Internet and can be accessed by all interested parties at Zhongpin's website at http://www.zpfood.com. To listen to the call please go to the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

March 16, 2009	Zhongpin Inc. Reports Q4 and Full Year 2008 Results	page 7

About Zhongpin

Zhongpin is a meat and food processing company that specializes in pork and pork products, and fruits and vegetables, in the PRC. Its distribution network in the PRC spans 24 provinces and includes over 3,061 retail outlets. Zhongpin’s export markets include the European Union, Eastern Europe, Russia, Hong Kong, Japan and South Korea. For more information, contact CCG Investor Relations directly or go to Zhongpin’s website at www.zpfood.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by Zhongpin on its conference call in relation to this release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to build and commence the new production facilities according to the timeline described, expectations of future consumer demand, ability to prepare the Company for growth, the Company’s planned manufacturing capacity expansion in 2008 and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs, but these projections also involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as, unanticipated changes in product demand, interruptions in the supply of live pigs/raw pork, downturns in the Chinese economy, delivery delays, freezer facility malfunctions, poor performance of the retail distribution network, changes in applicable regulations, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

--Financial Tables Below—

March 16, 2009	Zhongpin Inc. Reports Q4 and Full Year 2008 Results	page 8

ZHONGPIN INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in U.S. dollars)
	December 31, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$41,857,166	$45,142,135
Restricted cash	17,040,201	3,559,401
Bank notes receivable	1,268,890	--
Accounts receivable, net of allowance for doubtful accounts of $1,215,901 and $1,341,872	20,432,752	18,982,312
Other receivables, net of allowance for doubtful accounts of $500,447 and $500,447	1,907,243	4,826,279
Purchase deposits	10,738,147	6,059,782
Inventories	16,724,217	25,922,125
Prepaid expenses	360,265	1,667,448
VAT recoverable	7,432,365	4,350,795
Assets held for sale	623,871	--
Deferred tax assets	311,055	--
Other current assets	96,402	--
Total current assets	118,792,574	110,510,277

Property, plant and equipment (net)	133,684,051	66,429,654
Construction in progress	40,773,039	16,811,740
Land usage rights	35,983,947	23,339,142
Deferred charges	231,769	13,231
Other non-current assets	412,503	--

Total assets	$329,877,883	$217,104,044

LIABILITIES AND EQUITY
Current liabilities
Short-term loans	$67,893,001	$47,668,592
Bank notes payables	13,252,180	6,160,502
Long-term loans -current portion	145,671	145,671
Accounts payable	9,528,937	4,145,842
Other payables	7,130,384	6,416,354
Accrued liabilities	5,055,660	3,014,600
Deposits from customers	4,331,774	1,876,665
Research and development grants payable	--	490,288
Tax payable	1,382,589	202,676
Deferred tax liabilities	94,812	--
Total current liabilities	108,815,008	70,121,190

Deposits from customers	2,420,967	--
Capital lease obligation	4,252,743	--
Amount due to Shareholders	--	2,330,491
Long-term loans	23,475,174	1,634,769
Total liabilities	138,963,892	74,086,450

Equity
Preferred stock: par value $0.001; 25,000,000 authorized; 2,129,200 and 3,125,000 shares issued and outstanding	2,129	3,125
Common stock: par value $0.001; 100,000,000 authorized; 27,504,918 and 25,891,567 shares issued and outstanding	27,505	25,892
Additional paid in capital	105,680,772	100,070,571
Retained earnings	66,108,995	34,732,049
Accumulated other comprehensive income	19,094,590	8,185,957
Total equity	190,913,991	143,017,594
Total liabilities and equity	$329,877,883	$217,104,044

March 16, 2009	Zhongpin Inc. Reports Q4 and Full Year 2008 Results	page 9

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amount in U.S.dollars)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008 (Unaudited)	2007 (Unaudited)	2008	2007

Revenues
Sales revenues	$139,817,970	$100,590,194	$539,825,135	$291,373,424
Cost of sales	(122,139,187)	(88,676,875)	(471,264,359)	(253,869,543)
Gross profit	17,678,783	11,913,319	68,560,776	37,503,881

Operating expenses
General and administrative expenses	(4,037,806)	(5,045,289)	(17,944,100)	(10,301,083)
Selling expenses	(2,574,432)	(1,726,080)	(9,922,993)	(5,037,489)
Research & development expenses	422,887	985,000	(715,057)	(248,000)
Impairment loss	(3,180,951)	-	(3,180,951)	-
Amortization of loss from sale-leaseback transaction	(16,389)	-	(16,389)	-
Total operating expenses	(9,386,690)	(5,786,369)	(31,779,490)	(15,586,572)

Income from operations	8,292,094	6,126,950	36,781,286	21,917,309

Other income (expense)
Interest income(expenses)	(908,218)	(858,500)	(3,361,356)	(2,461,601)
Other income (expenses)	(7,241)	64,163	(10,189)	273,583
Exchange gain (loss)	(17,979)	(1,331)	(51,913)	27,564
Government subsidies	(566,907)	160,016	487,777	200,005
Total other income (expense)	(1,500,345)	(635,652)	(2,935,681)	(1,960,449)

Net income before taxes	6,791,749	5,491,298	33,845,605	19,956,860
Provision for income taxes	1,274,766	448,677	2,468,659	1,431,579

Net income after taxes	5,516,983	$5,042,621	$31,376,946	$18,525,281

Net income	5,516,983	5,042,621	31,376,946	18,525,281
Foreign currency translation adjustment	(737,269)	$3,805,773	$10,908,633	$6,503,190
Comprehensive income	4,779,714	$8,848,394	$42,285,579	$25,028,471

Basic earnings per common share	0.18	0.23	1.06	1.03
Diluted earnings per common share	0.18	0.18	1.05	0.80
Basic weighted average shares outstanding	29,475,817	25,232,693	29,475,817	18,000,437
Diluted weighted average shares outstanding	29,834,513	29,748,583	29,834,513	23,077,864

March 16, 2009	Zhongpin Inc. Reports Q4 and Full Year 2008 Results	page 10

ZHONGPIN INC. AND SUBSIDIARIES
RECONCILIATION OF NON- GAAP FINANCIAL MEASURES
	Three Months Ended		Three Months Ended
	December 31, 2008		December 31, 2007
	Net Income	Diluted EPS	Net Income	Diluted EPS
Non GAAP net income	$9,255,528	$0.31	$5,605,150	$0.20
Impairment loss (1)	$3,180,951	$0.11	$0	$0.00
Non-cash income tax expense (2)	$557,595	$0.02
Non-cash compensation expense (3)			$562,529	$0.02
Net Income amount per consolidated statement of operations	$5,516,983	$0.18	$5,042,621	$0.18

	FY 2008		FY2007
	Net Income	Diluted EPS	Net Income	Diluted EPS
Non GAAP net income	$35,115,491	$1.18	$20,775,397	$0.90
Impairment loss (1)	$3,180,951	$0.11	0	$0.00
Non-cash income tax expense (2)	$557,595	$0.02
Non-cash compensation expense (3)			$2,250,116	$0.10
Net Income amount per consolidated statement of operations	$31,376,946	$1.05	$18,525,281	$0.80

(1)	Non-recurring expenses of $3,180,951 associated with the impairment of assets related to the closure of the Company’s vegetable and fruit processing facility in Yanling City.
(2)
Non-cash income tax expense of $557,595 as the Company’s shareholders waived their right on private loans credited to Zhongpin and transformed the liability to additional paid in capital invested in Zhongpin, which incurred an income tax liability in 2008 according to PRC tax laws.

(3)
Non-cash compensation expense of $562,529 and $2,250,116 for the three months ended December 31, 2007 and full year ended December 31, 2007, respectively, in connection with the release from escrow to certain employees of shares of common stock that had been deposited into escrow to certain Zhongpin employees in connection with the Company's private placement in January 2006.

March 16, 2009	Zhongpin Inc. Reports Q4 and Full Year 2008 Results	page 11

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
(Amount in U.S. dollars)
	Years Ended December 31,
	2008	2007

Cash flows from operating activities:
Net income	$31,376,946	$18,525,281
Adjustments to reconcile net income to net case provided by (used in) operations:cash provided
Depreciation	4,764,421	2,087,551
Amortization	602,511	397,975
Provision for allowance for bad debt	274,615	865,487
Impairment loss	3,180,951	--
Deferred tax assets	(305,450)	--
Deferred tax liabilities	93,103	--
Warrant expenses	145,791	15,950
Non-cash compensation adjustment	1,329,977	2,447,194

Changes in operating assets and liabilities:
Accounts receivable	(381,737)	(4,938,690)
Other receivable	2,700,131	(2,849,234)
Purchase deposits	(2,616,206)	(5,818,276)
Prepaid expense	(159,685)	(1,459,077)
Inventories	10,830,892	(14,545,432)
Tax refunds receivable	(3,495,617)	(2,875,306)
Long term deferred charges	(17,018)	46,140
Accounts payable	4,998,410	2,836,895
Other payable	2,942,790	3,555,551
Research and development grants payable	(273,807)	215,612
Accrued liabilities	491,730	1,265,329
Taxes payable	2,220,364	(388,705)
Deposits from customers	2,280,645	1,100,001
Deposits from clients – long term portion
Net cash provided by (used in) operating activities:	60,983,757	484,246

Cash flows from investing activities:
Construction in progress	(76,572,004)	(29,429,905)
Additions to property and equipment	(15,031,502)	(6,861,585)
Additions to intangible assets	(11,573,776)	(13,538,428)
Proceeds on sale of fixed assets	238,450	72,134
Increase in restricted cash	(12,990,885)	(3,417,545)
Net cash used in investing activities	(115,929,717)	(53,175,329)

Cash flows from financing activities:
Proceeds (repayment) from (of) Bank notes	5,290,384	(9,332,527)
Proceeds from short-term loans	77,435,698	49,680,043
Repayment of short-term loans	(60,883,458)	(28,391,914)
Proceeds from long-term loans	21,589,878	(397,072)
Repayments of long-term loans	(145,275)	--
Proceeds from long-term payables	4,176,107	--
Proceeds from common stock	--	62,828,760
Proceeds from exercised warrants	1,543,587	--
Net cash provided by financing activities	49,006,921	74,387,290

Effect of rate changes on cash	2,654,070	1,753,114
Increase (decrease) in cash and cash equivalents	$(3,284,970)	$23,449,321
Cash and cash equivalents, beginning of period	45,142,135	$21,692,814
Cash and cash equivalents, end of period	41,857,166	$45,142,135

Supplemental disclosures of cash flow information:
Cash paid for interest	5,462,627	$2,644,347
Cash paid for income taxes	1,162,359	$1,606,745

March 16, 2009	Zhongpin Inc. Reports Q4 and Full Year 2008 Results	page 12

	Sales by Division
	Year Ended December 31, 2008			Year Ended December 31, 2007
	Metric Tons	Sales Revenues (in millions)	Average Price/Ton	Metric Tons	Sales Revenues (in millions)	Average Price/Ton

Pork and Pork Products
Chilled pork	128,962	$289.3	$2,243	88,665	$151.0	$1,743
Frozen pork	86,085	187.9	2,183	62,819	102.6	1,633
Prepared pork products	24,621	53.7	2,181	16,416	29.2	1,779
Vegetables and Fruits	13,472	8.9	661	11,743	8.6	732

Total	253,141	$539.8	$2,132	179,643	$291.4	$1,622

	Sales by Distribution Channel
	($ in millions)
	Years Ended December 31		Net	Percentage
	2008	2007	Change	of Change

Branded stores	$226.9	$129.3	$97.6	75%
Food services distributors	155.7	60.2	95.5	159%
Restaurants and noncommercial	152.0	85.8	66.2	77%
Export	5.3	16.1	(10.8)	(67)%

Total	$539.8	$291.4	$248.4	85%